Exhibit 99.1

Sensei Biotherapeutics Reports Third Quarter 2025 Financial Results

BOSTON, MA – November 14, 2025 – Sensei Biotherapeutics, Inc. (Nasdaq: SNSE), a clinical stage biotechnology company focused on the discovery and development of next-generation therapeutics for cancer patients, today reported financial results for the third quarter 2025.

On October 30, 2025, the Company announced that its Board of Directors determined, after extensive consideration of the Company’s development pipeline and current market conditions, to discontinue development of solnerstotug and initiate a comprehensive review of strategic alternatives aimed at maximizing shareholder value. The Company is exploring a range of strategic alternatives that may include, among other options, a sale of assets, licensing arrangements, collaborations, a sale of the Company, a business combination, a merger, or an orderly wind-down of operations.

In connection with this strategic review, the Company has implemented a workforce reduction to preserve cash, reducing its workforce by approximately 65 percent. The Company is retaining a small team of employees to assist in exploring strategic alternatives, maintaining compliance with regulatory and financial reporting requirements, and managing the orderly cessation of development activities.

Third Quarter 2025 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $25.0 million as of September 30, 2025, as compared to $41.3 million as of December 31, 2024.

Research and Development (R&D) Expenses: R&D expenses were $2.5 million for the quarter ended September 30, 2025, compared to $4.6 million for the quarter ended September 30, 2024. The decrease in R&D expenses was primarily attributable to lower personnel and facilities costs, and reduced lab supply costs.

General and Administrative (G&A) Expenses: G&A expenses were $2.3 million for the quarter ended September 30, 2025, compared to $3.2 million for the quarter ended September 30, 2024. The decrease in G&A expense was primarily attributable to lower personnel costs.

Net Loss: Net loss was $4.6 million for the quarter ended September 30, 2025, compared to $7.3 million for the quarter ended September 30, 2024.

About Sensei Biotherapeutics

Sensei Biotherapeutics (Nasdaq: SNSE) is a clinical stage biotechnology company focused on the discovery and development of next-generation therapeutics for cancer patients. Through its TMAb™ (Tumor Microenvironment Activated biologics) platform, Sensei develops conditionally active therapeutics designed to disable immunosuppressive signals or activate immunostimulatory signals selectively in the tumor microenvironment to unleash T cells against tumors. Sensei’s lead product candidate is solnerstotug, a conditionally active antibody designed to block the V-domain Ig suppressor of T cell activation (VISTA) checkpoint selectively within the low pH tumor microenvironment, where VISTA acts as a suppressor of T cells by binding the receptor PSGL-1. For more information, please visit www.senseibio.com, and follow the company on X @SenseiBio and LinkedIn.

Condensed Statements of Operations

(Unaudited, in thousands except share and per share data)

	Three Months Ended September 30,
	2025	2024
Operating expenses:
Research and development	$2,536	$4,637
General and administrative	2,315	3,186

Total operating expenses	4,851	7,823

Loss from operations	(4,851)	(7,823)
Total other income	282	570

Net loss	$(4,569)	(7,253)

Net loss attributable to common stockholders	(4,569)	(7,253)

Net loss per share, basic and diluted	$(3.62)	$(5.77)

Weighted-average common shares outstanding, basic and diluted	1,261,290	1,257,299

Selected Condensed Balance Sheet Data

(Unaudited, in thousands)

	September 30, 2025	December 31, 2024
Cash and cash equivalents	$10,562	$9,994
Marketable securities	14,479	31,341
Total assets	27,589	45,361
Total liabilities	4,582	6,975
Total stockholders’ equity	23,007	38,386

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe”, “designed to,” “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Sensei’s current beliefs and expectations. These forward-looking statements include Sensei’s discontinued development of solnerstotug and review of strategic alternatives aimed at maximizing shareholder value and related workforce reduction. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the risks relating to volatility and uncertainty in the capital markets for biotechnology companies; availability of suitable third parties with which to conduct contemplated strategic alternatives; whether Sensei will be able to pursue a strategic transaction, or whether any transaction, if pursued, will be completed on attractive terms or at all; changes in expected or existing competition; changes in the regulatory environment; and unexpected litigation or other disputes; and other risks and uncertainties that are described in Sensei’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on November 14, 2025 and Sensei’s other Periodic Reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Sensei as of the date of this release, and Sensei assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor and Media Contact:

Joyce Allaire

LifeSci Advisors

Jallaire@lifesciadvisors.com